Renoun Skis

Created with award-winning, patented VibeStop™ technology, these skis are unlike anything else on the market: as stated by Blister Gear Review, “It's some sorcerer sh*t.” Renoun Holdings, LLC has acquired a majority interest in Renoun LLC (“Renoun”).


RENOUN
• Patented VibeStop™ Technology
• Customer-Obsessed Business Model
• Sustainable Ski Craftsmanship
• Voted Best All Mountain Ski

Invest

$250 minimum investment

DEADLINE: April 30, 2025

in 14 days

UNIT PRICE

$1.25

TOTAL RAISED ON NETCAPITAL

$616,279

TOTAL RAISED THIS ROUND

$41,925

VALUATION THIS ROUND

$3,262,883

Reg CF offering provided by Netcapital Funding Portal Inc.

INVESTOR OPPORTUNITY

We are offering investors an opportunity in this round that includes an earned/accrued 10% annual dividend on their investment amount and a 16% conversion equity bonus into a new class of units that are anticipated to be issued in the Company's next round of financing. The dividends are anticipated to be paid in units and distributed over 18 months, although these terms could be extended by the Company's board of directors.

Dividends Example:

If you invest $1,000 in the Company's Class E1 units, and the price per unit is $1.25, you would receive 800 Class E1 units. Of that $1,000, 90% (or $900) is eligible to earn a 10% annual dividend, paid in the form of additional units over 18 months. At the end of those 18 months, you could receive up to 135 bonus units. That would bring your total to 935 units.

Potential Conversion at Series B:

If the Company raises an institutional Series B round in the future at a higher valuation, your 800 Class E1 units may be converted into a new class of units. If the conversion were to occur, you would receive 1.16x Class E1 conversion bonus units.

Example:

If you invested $1,000 into the Company received 800 Class E1 Units, and the institutional Series B round occurs, you would have 928 total Class E1 units for conversion. That amount was determined by multiplying the original 800 units by the 1.16 bonus conversion bonus factor. The 928 units would be combined with the 135 dividend units you also earned over 18 months to equal a total of 1,063 Class E1 units to be converted into a new class of units to be established for the potential institutional Series B round.

To recap the example, a $1,000 investment Class E1 now could result in the following if a conversion were to happen:

1. 800 units from initial investment

2. 135 units from a dividend bonus

3. 128 additional units from the 16% conversion bonus

For a total of 1063 Class E1 units.

Any examples provided are for illustrative purposes only.

SUCCESS TO DATE

- **Achieved initial profitability at just 1,100 skis sold per year** ($194K EBITDA) - ready to scale!
- Award-winning, including **Best All Mountain Skis**, **Skier's Choice**, and **Two ISPO Gold awards** - the top award in the industry
- **Patented** Ski Performance Technology
- Have an active subscriber base of ~60,000 potential customers with **100K total emails registered**.
- Featured in the **New York Times, USA Today, Men's Journal, Marriott Bonvoy Traveler,** and more!
- 35% of our **1700 customers are already re-buying from us** for their second or even third set of skis.
- **Climate Neutral Certified**


Awards
Award winning from day one
Renoun has won two ISPO Gold awards—the top award in the industry.
Renoun also has awards and approval from all major ski tests. Our skis have been accepted by consumers en mass and have won the respect of the professional community.
ISPO 2015: 1x
ISPO 2019: 1x
PugSki/SkiTalk: 3x
Blister Recommended 2019: 4x
Blister Recommended 2020: 5x
Skiers Choice 2018: 1x
Skiers Choice 2019: 1x
Skiers Choice 2020: 2x
Backcountry Gear Select 2019: 1x
Backcountry Gear Select 2020: 1x
Freeskier Editors Pick: 1x
And counting...
ISPO AWARD GOLD WINNER 2015/2016
ISPO Award 2019 Gold Winner
FREESKIER EDITORS' PICK
SKIER'S CHOICE
BLISTER RECOMMENDED
GEAR GUIDE
POWDER
The Best All Mountain Skis of 2021, Under 100mm
Get your hip on the ground
RENOUN
Earhart 88
SKI TALK
Ski Selector
THESE ARE THE BEST SKIS OF THE PAST DECADE

INTRODUCTION

Welcome to Renoun Skis, where innovation meets the slopes.



We are excited to offer you the opportunity to become a part of our journey and share in the success of a groundbreaking ski company.

At Renoun, we are redefining the skiing experience through cutting-edge technology. Our skis feature VibeStop™, a non-Newtonian polymer embedded into our ski cores that adapts to your skiing style, providing unparalleled stability and performance. With a commitment to quality and innovation, Renoun has gained recognition and praise from skiers worldwide.

Renoun has built an innovative brand, with a fanatical following that is poised to be the last ski brand our skiers may own. We are passionate about our product and creating a unique experience for our skiers on and off the mountain. We don't expect to be the largest manufacturer, but the ski that skiers will notice on the slopes.

Like luxury cars, clothes, & technology, once a skier steps onto Renoun skis, we believe they will stay with us and let others know about it.



"I've always thought there must be a better way to make a ski with all the high-tech materials being developed in other industries. Ski shapes have drastically improved over the last few decades, but we're still using the same steel edges and wood cores as my father's generation. It's 2020 and I think it's time to challenge what we've all been sold as 'new' technology because I think we can do much, much better."

– Cyrus Schenck

Founder

PROBLEM

Skiers today want to have a relationship with their brands and want their brands to stand for what they stand for.

Traditional ski brands are over-burdened with high-cost operating models and low margin distribution channels that favor the retailer over the customer.

Renoun, as an emerging player in the alpine ski equipment market, we excel by placing emphasis on several key factors, including product innovation, quality, targeted marketing, pricing strategies, customer support, sustainability, inventory management, research and development (R&D), and obsessed integration of customer feedback.

Traditional ski companies (K2, Salomon, Atomic...) really have no idea who the end customer is that is on their skis...

Renoun is on a first name basis with every single skier on a pair of Renoun skis.

- Our innovation (VibeStopTM) is unique, and our ski experience is like buying a luxury car.
- We personally know our customers and are building their next ski already.
- Renoun experience goes beyond the ski by allowing our skiers to be part of an exclusive community.



Let's say it upfront: Making skis is environmentally unfriendly.

A typical ski company's supply chain is global, sourcing materials worldwide, which are then assembled and redistributed. These materials, subject to variations, require precise molding into a world-class ski, a process resulting in over 40% waste. This waste, often coated in epoxy, increases the energy of upcycling. We recognize the immense waste in ski production and the need for greener alternatives. However, these "green" options could pollute up to four times more than traditional methods. So, beware of companies claiming "green" skis. While some components might have less environmental impact downstream, we must consider the energy used and the upstream environmental cost.

That's why we're completely carbon neutral.

Renoun is one of the first ski companies in the world to become carbon neutral with Climate Neutral. While we continue to make improvements to our manufacturing processes and pursue reductions in shipping, packaging and sourcing, we're taxing ourselves and offsetting every single pair. Yes, all of them.

Burlington, Vermont Company Headquarters



Rimouski, Canada Production Facility



SOLUTION

Re-think | Re-invent | Renoun



VibeStop™ - Advanced Material Technology

June 2013

Renoun is granted their first patent for VibeStop™ in skis.



Renoun's award-winning, patented, proprietary non-Newtonian polymer technology, known as VibeStop™, is a game-changing experience. This innovation allows our skis to adapt dynamically to skiers' styles and the varied terrain they encounter. The result is unmatched stability, control, and responsiveness, providing a superior skiing experience.

VibeStop™ has another very important benefit to the skier - it reduces the stress on your legs, knees and body - meaning you can ski with much less fatigue, and skiers who left the sport because of knee pain can come back!

Watch more about how skis are made in our nine part series here.

Hard snow **Atlas**	All Mountain **Earhart & Endurance**		Powder **Citadel**
	88 series	98 series	


RENOUN
UNISEX
12% of sales
WOMENS
15%
MENS
19%
WOMENS
un-released
MENS
34%
UNISEX
20% of sales

The Atlas is designed primarily for harder snow like trails, groomers, bumps, and ice. It's a consumer friendly carving ski.

The Earhart and Endurance series are our all-mountain "do-anything" skis.

The Citadel is a soft-snow oriented ski. degsined to capture the mass-market powder connoiseur.

Purposefully Designed Product Line

Confident in understanding the diverse needs of skiers, Renoun provides a meticulously curated product line that expertly caters to skiing styles, abilities, conditions, and preferences. From high-performance skis designed for edge control to playful skis that take on the powder, we believe our purposefully built line-up unequivocally maximizes skier satisfaction of all abilities.

Craftsmanship and Brand Appeal

Renoun skis are not just functional; they are crafted with meticulous attention to detail. The sleek and modern design of our skis enhances not only their performance but also their aesthetic appeal. Renoun is not just a product; it's a lifestyle brand that resonates with today's active and discerning consumers.

Industry Changing Customer Experience

Nearly all ski companies take their skiers for granted, putting focus only on their athletes, their distributors/dealers and the gear review magazines/tests. In fact, with rare exception, they have no relationship with the end customer whatsoever. They don't even know who is using their skis if you are not one of their sponsored athletes. They care about driving volume through ski shops and their demo programs, with margins so tight they can't afford to worry about the experience of their customers.

Renoun is different, we sell only directly to skiers, we know your name and we invest the time to learn about you. Our skis can't be found in ski shops or factory demo programs because we can't ensure quality or make sure you are on the right ski for you.

Renoun has cultivated a strong and engaged community of skiers who not only appreciate our products but also contribute valuable insights for continuous improvement. We want to be your ski company and we talk directly to our customers before we design next year's skis to make sure that our skis meet our customers' needs.

We are going even farther – we are preparing to launch an industry-leading membership program; "Club Renoun." This program can enhance our customer experience by building a special Renoun community and can make it frictionless to become part of our Renoun family of skiers. Club Renoun is not about selling skis, it is about adding value to our skiers for being part of our brand in a way that could change the way ski companies interact with their customers forever.

> ***"I bought my atlas skis at the end of last season, and was told that I had three days to ski on them before January 1, and if I didn't like them, I could return them.***

Just to be clear: You are NOT GETTING THEM BACK. Not even if you beg. Love them."

–M.J.

Renoun Skis Customer

Ready for something new?


△ RENOUN
△ RENOUN

This community-driven approach enhances brand loyalty and provides a solid foundation for future growth.

BUSINESS MODEL & MARKET

Renoun was optimized from the beginning to be a direct to consumer (DtC) business model and was one of the first DtC company in the ski industry.

While other brands have followed Renoun down the DtC path, they are also still caught up in the same paradigms the industry has followed for 30+ years - ski shops/demo programs/athlete sponsorships.

- 85% of Renoun sales of skis & bindings flow through its direct to consumer eCommerce site
- 10% of sales are derived from corporate purchases of special order logo'd skis
- 5% of sales are attributed to Renoun special offer merchandise

In the 2024/25 season, Renoun has experienced a 40% growth in revenue and ~30% growth in unit sales YoY from 2023/24, all while the rest of the premium ski segment of the market has been struggling and slashing prices (according to industry insiders).

- Renoun made notable investments in optimizing the sales funnel flow which paid high dividends.
- The ecommerce site on the Shopify platform was upgraded to unlock the latest ecommerce capabilities.
- Key experienced marketing resources were added to the team.
- A meaningful investment was made in PR which resulted in coverage in 43 publications, increasing awareness (site visits) by as much as 40% over 2024.

Planned - 2025/26 - "RenounPro"

- Renoun is poised to launch one of the first in the industry membership programs which offers a swap out of skis every two years for the latest models.
- The program is structured by an enrollment fee plus recurring monthly dues.
- The central perk is to allow members to turn in their used skis for new skis every two years, however many additional perks will be available from participating complementary brands like CARV, highend outer-wear providers, goggle companies, possibly even mountain and road bike brands.
- The program also includes access to outstanding ski and outdoor experiences through high-end experience partners like Eleven Experiences of CO. [Renoun completed the first pilot experience with Eleven in March 2025 - 4 days of cat skiing in Crested Butte - the trip sold out in 48 hours at $8500/room.]
- Current customer lifetime value (LTV) is expected to rise from current $1800 to $8600 per member.
- When RenounPro reaches maturity, the expected revenue mix should be 60% of revenue flowing through the DtC channel and 40% of revenue recurring revenue that flows through RenounPro, giving Renoun a more even cashflow stream and a break away from the seasonal hardgoods provider business constraints.

> **"The Global Ski Gear and Equipment market size is estimated to grow from USD 13.5 billion in 2022 to USD 19.5 billion by 2030, at a CAGR of 6.1% between 2023 and 2030."**
>
> ---
> *GlobeNewsWire*

- In 2023 3.7M pairs of skis were sold annually to 55M skiers and 800K snowboards.
- 925K skis are sold in the US to 15M skiers.
- 2018 saw the launch of the two mega-passes - Epic pass & Ikon pass, in 2023 there are over 4M+ passholders in these two programs. They are passionate about skiing and spend money!
- Renoun's target growth annual sales in 5 years = 12K skies/year. Renoun's current gross margin on skis at normal pricing is 71%.

PRESS

- **Outdoor Life**
  The Best Backcountry Skis of 2025, Tested and Reviewed
- **Gear Junkie**
  Can't-Miss End-of-Season Deals From Big Agnes, SCOTT Sports, Renoun, and More
  Non-Newtonian Skis Adapt to Speed: Renoun Citadel 107 Review
  The Best All-Mountain Skis of 2025
  Lightweight Frontside Overachiever: Renoun Endurance 98 All-Mountain Skis Review
- **Powder Magazine**
  Review: Renoun Citadel 107
  2024-2025 Renoun Citadel 107
  Black Friday 2025: The Best Deals For Skiers
- **Blister Review**
  Flash Review: 24/25 Renoun Citadel 107
  2024-2025 Renoun Citadel 107
- **SkiTalk**
  The Renoun Z-90 10th Anniversary Edition: A Classic Reimagined
- **MTN Weekly**
  Renoun Citadel 107 Ski Test Review
- **She Shredz**
  GEAR: SKI REVIEW- Renoun 88 Earhart
- **American Snow Magazine**
  4 Things We Loved About Renoun's Citadel 107 Skis (Review)
  The Best Powder Skis of 2025
- **CNN Underscored**
  The best skis of 2025, according to pro skiers and our testing
- **Forbes**
  The 10 Best Skis Of 2025: Tested Picks For Top Performance
- **SFGate**
  Everything You Need for the 2025 Ski Season
- **InsideHook**
  Everything You Need for the 2025 Ski Season
- **Yahoo!**
  We Tested the Best New Skis of 2025 to Up Your Game on the Slopes
  Black Friday 2025: The Best Deals For Skiers
  Review: ATK Freeraider 15 EVO Touring Binding
- **MSN**
  Can't Miss End-of-Season Deals From Big Agnes, SCOTT Sports, Renoun, and More
- **New York Post**
  Expert guide to buying skis online 2024: Best brands for all skill levels
- **Men's Journal**
  Best All-Mountain Skis
- **Cool Material**
  Black Book: 15 Products Our Editors Loved in November 2024
  The Best Fitness Gifts of 2024
- **US Magazine**
  15 Totally Elegant Gifts to Impress Anyone on Your List
- **Bespoke Black Book**
  Renoun Atlas 80 skis, the carving ski with radical technology

- **Global Traveler**
  Pressreader

- **BroBible**
  RENOUN Skis: Not Renowned (Yet), But Damn Good And Damn Fun For Days On The Mountain
  5 Black Friday Deals Skiiers And Snowboarders Need To Know About This Black Friday

- **Yardbarker**
  Review: Renoun Citadel 107

- **Google Drive**
  Outdoor Life Newsletter: A Mountain Guide on How (and Why) to Start Bagging Peaks
  John Cunningham IG post 1.7.24
  John Cunningham IG post 1.4.24
  Wanderful Em Story 12.18.24
  2025 Powder Buyer's Guide

- **Instagram**
  Lori Knowles - Author
  She Shredz
  Adam Attew and Bespoke Blackbook

- **Files & Media**
  Adam Attew, Bespoke Black Book.mov
  Adam Attew, Bespoke Black Book1.mov
  Heather Balogh Rochfort.mov
  Heather Balogh Rochfort1.PNG

TEAM – RENOUN HOLDINGS



Rick Golden

Chairman of the Board/Board Member Renoun Holdings/Renoun Skis

Rick Golden is a private investor in and developer of new businesses who has joined with other like-minded business partners to launch businesses in sustainability/renewable energy, and leading-edge technology. He focuses on early and mid-stage companies that need financial investment along with deep industry, technical and business skills to help ensure business success. He will typically hold a board-level or board-advisor role in the investment. He has organized or joined partnerships to raise investment capital of over $230 million. In addition to Renoun Holdings, he is currently on the Board of Directors of Fiberight Global Holdings LLC and Quantum Xchange, Inc. He is also an advisory and limited partner with New Technology Ventures.

Before his private equity career, he spent 28 years with Accenture where he had senior leadership roles across the manufacturing, defense, aviation and retail industries. He held critical executive roles at Accenture including: Managing Partner for the Scandinavian region and then became industry leader for the $2.1 billion Products Operating Unit; then as the Managing Partner – Products/Retail Industries in Europe and Africa; before transitioning to Managing Partner/ Chief Operating Officer for all of Accenture's Ventures and Alliances business activity. Rick's career at Accenture culminated as part of the C-Suite as Corporate Chief of Staff , where he was instrumental in managing Accenture's transition from a global partnership to an international Fortune 100 public corporation.

Rick graduated from the University of Notre Dame in Finance and has an MBA from Boston University's Graduate School of Management.

TEAM - RENOUN SKIS



Rob Golden

CEO

Rob brings the experience of a 30+ year career in management consulting beginning at Accenture then moving on to becoming Managing Director at KPMG and a and a Partner at Price Waterhouse Consulting & IBM where he ran solution practices in Digital Business Transformation and Customer Centricity serving Fortune 100 clients. He is an industry expert in the areas of optimizing sales, lead generation and digital brand transformation. Rob also served in executive leadership roles at Fidelity Investments and Quintiles in the capacity of Vice President of Strategic Customer Relationship Management. Rob holds a BBA from the University of Notre Dame and an MBA from Boston College.



Cyrus Schenck

Founder/ Chief Product Officer/Board Member

Cyrus invented and patented the application of using non-Newtonian material in snow sports applications and is Renoun's founder, leading the company through its emergence over the last ten years. Cyrus conceived of the use of the application of "polyborodimethyloxazoline" in ski cores while working on his engineering degree at Clarkson University. After spending time working at GE, Cyrus knew he needed to pursue his breakthrough in skiing technology and left the corporate world behind to form Renoun Skis. The startup success of Renoun to date, along with the superior performance of the VibeStop technology in skis has positioned Renoun for the next step in its evolution to disrupt the status quo in the skis industry!



Tom Hammond

Interim CFO



Jennifer Freas

CMO

Tom is a banking professional with over 35 years of experience in the financial industries, starting at Putnam Investments out of college, then working as a bank regulator for the MA Division of Banks. Tom then moved to the private sector working for Align Financial as the EVP & CFO of the institution, where he worked for over 23 years. Tom was responsible for Asset-Liability management, Finance and Administration, the Investment portfolio along with Information Technology and Security. Over Tom's time at Align, it grew from $250 million to $750 million while remaining profitable and well capitalized. Tom graduated from Boston College with a degree in Finance.

Jennifer is an industry leading marketing strategist who brings deep hands on E-commerce Optimization & Digital Marketing Strategy experience to Renoun, with a proven track record and experience in leading marketing operations at Fortune 100 and small consumer product companies . Throughout her career she has been dedicated and passionate about bringing organizations and clients cutting-edge solutions, propagating improved business value, operational efficiency, and the ability to foster sales business growth through benchmarked best practices and solution innovation. Jennifer started her career at Accenture, before moving on to expanding e-Commerce marketing leadership roles at Dell Technologies and PGi, before launching her own venture - Collective Hearts. She holds a BS in Engineering from the University of Texas and an MBA from the University of California, Berkeley.



Kyle Varian

Director of Growth Marketing

Kyle serves as Director of Growth Marketing at Renoun, where she oversees the company's ecommerce strategy and execution of online marketing initiatives to drive conversion, increase brand trust, and scale revenue growth. She works cross-functionally to optimize the customer journey across all digital touchpoints, from website experience to email and SMS marketing programs. Before joining Renoun, Kyle built her expertise over a decade of managing the online presence for domestic and global apparel brands through strategic marketing initiatives. Her background includes leadership roles supporting singular brand growth, as well as at marketing agencies where she guided digital strategies for numerous brands, both large and small. Her diverse experience in these complementary environments has equipped her with a unique perspective on turning digital strategies into practical solutions that drive meaningful business growth.



Jascha Herlihy

Growth Marketing Manager

Jascha has been responsible for driving the digital marketing program at Renoun since 2019. Renoun sales have grown in that time by over 150% under her digital marketing stewardship. Jascha helped drive that success by focusing on product marketing and development by forming better connections between consumers and Renoun through experience and promoting brand loyalty. Jascha holds a business degree from the University of Vermont and is currently working on her MBA in Sports Marketing at Oregon University.



Chris Whalen

Managing Director New Technology Ventures - Board Member

Chris has over two decades of professional experience building, advising, and working with successful technology firms. Prior to NTV, Chris was a merchant banker, working with early and growth stage companies to raise capital, complete acquisitions, arrange debt, and arrange lines of credit. Chris structured and completed equity transactions ranging in size from $5-25 MM. Chris has worked with Guggenheim Ventures, Bain Capital, Eastward Capital, Draper Fischer Jurvetson, Kistefoss and other private equity and venture capital firms. He also was an advisor to ScottyBob/Skilogik ski corporation. A boutique ski manufacturer with facilities in Colorado and China. Chris leveraged his years of experience working in and around the ski industry and capital raising to help them grow and eventually build their own manufacturing facility in China. Chris earned his BA from Assumption College and his MBA from the F.W. Olin Graduate School of Business at Babson College.


Athletes
Jakob Gjerluff Ager
DENMARK, BRITISH COLUMBIA
Max Ahlberg
STOCKHOLM, SWEDEN
Peder Ahlberg
STOCKHOLM, SWEDEN
Matt Brabender
EAST BURKE, VERMONT
Jack Consenstien
NOMADIC
Sarah Dodge
BOULDER, COLORADO



Kyle Frost
BOULDER, COLORADO



Matilda Hultberg
STOCKHOLM, SWEDEN



Caleb Kessler
NORTH EAST KINGDOM, VERMONT



Adam Kruszyna
BARTON, VERMONT



Ben Sarle
STOWE, VERMONT



Tomas Smyth
VANCOUVER, BRITISH COLUMBIA



Emilie Stenberg
REVELSTOKE, BRITISH COLUMBIA



Lukaiel Reese-Sullivan
ASHLAND, OREGON



Lyric Sylvan
ASHLAND, OREGON



Sophie Syrene
STOWE, VERMONT



Matt Testa
STOWE, VERMONT



Thor Retzlaff
LAKE TAHOE, CALIFORNIA

By becoming an investor in Renoun, you're not just buying a share; you're joining a community of passionate individuals who believe in pushing the boundaries of ski technology and the ski industry!



USE OF PROCEEDS

If the offering's maximum amount of $510,000 is raised:

Use	Value	% of Proceeds
Inventory Purchase	$204,000	40.0%
PR Campaigns	$102,000	20.0%
Key Hire	$51,000	10.0%
Working Capital	$128,010	25.1%
Intermediary fees	$24,990	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Class E1 Units, under registration exemption 4(a)(6), in Renoun Holdings, LLC dba Renoun Skis. This offering must reach its target of at least $10,000 by its offering deadline of April 30, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,018,306 units
× $1.25 per unit

$3,772,883 implied valuation

FINANCIALS

Renoun Skis' official name is Renoun Holdings, LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 4, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Apr 4, 2025 • Primary offering of 408,000 units at $1.25

Apr 4, 2025 • Filed Form C

Feb 18, 2025 • Posting Renoun - 3rd Qtr Update Memo. Please...

Nov 22, 2024 • See Mid Year Update Memo attached

Nov 22, 2024 • We are pleased to publish our Mid-year Investor...

Jun 14, 2024 • We want to reach out to all those investors who...

Jun 8, 2024 • Primary offering finalized, selling 574,354 units

Jun 7, 2024 • We are so close ti unlocking the Whole Quiver...

Jun 5, 2024 • Help Renoun reach our goal of $600K - and we...

May 29, 2024 • Congratulations to our $500K Giveaway...

May 28, 2024 • Don't Miss Out: Join Our Final Webinar Stream...

May 27, 2024 • You did it - our challenge was completed!! - ...

May 26, 2024 • Memorial Day Challenge! - Help us reach $500K...

May 13, 2024 • Great article in Financial Tech Times on Renoun...

May 6, 2024 • Didn't get to see our Webinar with Orthopedic...

Apr 23, 2024 • Learn Why VibeStop Takes Stress off the Skier's...

Apr 11, 2024 • Reposting $400K ski giveaway winners. It...

Apr 11, 2024 • Quick Sales progress update as we see the ski...

Mar 5, 2024	Please join our Live Q&A Webinar - Thurs, Mar...
Mar 3, 2024	We were thrilled to cross our $400K threshold...
Feb 28, 2024	We are so close to giving away more skis! A...
Feb 24, 2024	Thanks to our amazing customers, 2024 YTD Sales...
Feb 19, 2024	If you were not able to join our Webinar Live -...
Feb 19, 2024	Congratulations to our $300K Threshold Ski...
Feb 16, 2024	Just over 5 hours left until entries close for...
Feb 15, 2024	Announcing our $200K Threshold Giveaway...
Feb 14, 2024	Free Ski entries close in just under 6 hours! ...
Feb 13, 2024	2 Days Away - Join Cyrus and Rob for our...
Feb 13, 2024	Great News! - Get Ready for our next Free Ski...
Feb 11, 2024	Update from the desk of the CEO I wanted to...
Feb 9, 2024	Great News! Our First $100,000 Giveaway winner...
Feb 7, 2024	We apologize for the delay in conducting our...
Feb 2, 2024	We are so excited to recognize all of our early...
Jan 19, 2024	Primary offering of 1,235,000 units at $1

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